EXHIBIT 10.18.3
SECOND AMENDMENT TO
SECOND AMENDED AND RESTATED CREDIT AGREEMENT
     This Second Amendment to Second Amended and Restated Credit Agreement (this “Second Amendment”) is executed effective as of June ___, 2006 (the “Effective Date”), by and among Trinity Industries, Inc., a Delaware corporation (the “Borrower”), JPMorgan Chase Bank, N.A., as the Administrative Agent (the “Administrative Agent”), and the financial institutions parties hereto as Lenders (individually a “Lender” and collectively the “Lenders”).
W I T N E S S E T H:
     WHEREAS, the Borrower, the Administrative Agent, the Syndication Agents, the Documentation Agent and the Lenders are parties to that certain Second Amended and Restated Credit Agreement dated as of April 20, 2005 (as amended by that certain First Amendment to Second Amended and Restated Credit Agreement dated as of June 9, 2006, the “Credit Agreement”) (unless otherwise defined herein, all terms used herein with their initial letter capitalized shall have the meaning given such terms in the Credit Agreement); and
     WHEREAS, pursuant to the Credit Agreement, the Lenders have made Loans to the Borrower; and
     WHEREAS, the Borrower has requested that the Lenders amend certain terms of the Credit Agreement in certain respects; and
     WHEREAS, subject to the terms and conditions herein contained, the Lenders have agreed to the Borrower’s request.
     NOW THEREFORE, for and in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and confessed, the Borrower, the Administrative Agent and each Lender hereby agree as follows:
     Section 1. Amendments. In reliance on the representations, warranties, covenants and agreements contained in this Second Amendment, and subject to the terms and conditions contained herein, the Credit Agreement is hereby amended effective as of the Effective Date, in the manner provided in this Section 1.
     1.1 Additional Definitions. Section 1.01 of the Credit Agreement is amended to add thereto in alphabetical order the definitions of “Reinvestment Notice,” “Reinvestment Period” and “Second Amendment” which shall read in full as follows:
     “Reinvestment Notice” means a written notice executed by an Authorized Officer of the Borrower stating that no Default has occurred and is continuing and that the Borrower intends to use all or specified portion of the Net Cash Proceeds of an Asset Disposition on or prior to the end of the Reinvestment Period applicable to such Asset Disposition to acquire assets or for other purposes useful in the Borrower’s business as described in Section 3.16 hereof.

          “Reinvestment Period” means, with respect to any Asset Disposition, the period ending 180 days after such Asset Disposition; provided, that, in the event the Borrower has entered into a definitive contract or agreement to acquire assets or for other purposes useful in the Borrower’s business utilizing all or a portion of the Net Cash Proceeds received from any such Asset Disposition, then the Reinvestment Period shall be extended until the terms of such contract or agreement are consummated, but in no event shall such Reinvestment Period be longer than 270 days.
          “Second Amendment” means that certain Second Amendment to Second Amended and Restated Credit Agreement dated as of June ___, 2006, among the Borrower, the Administrative Agent and the Lenders.
          1.2 Amendments to Definitions. The definitions of “Agents,” “Applicable Rate,” “EBITDA,” “Fed Funds,” “Interest Period,” “JPMorgan,” “Loan Documents,” “Permitted Acquisition,” “Permitted Investments” and “Revolving Commitment Termination Date” set forth in Section 1.01 of the Credit Agreement are amended to read in full as follows:
          “Agents” means each of the Administrative Agent, each Syndication Agent and the Documentation Agent.
          “Applicable Rate” means, for any day, with respect to any Fixed Rate Loan or ABR Loan, or with respect to the commitment fees payable hereunder, the applicable rate per annum set forth below under the caption “Fixed Rate Spread,” “ABR Spread” or “Commitment Fee Rate” as the case may be, based upon the Leverage Ratio for the Rolling Period ending on the most recent Quarterly Date with respect to which the Administrative Agent shall have received the financial statements and other information (the “Current Information”) required to be delivered to the Administrative Agent pursuant to Section 6.01(a) or Section 6.01(b) and the compliance certificate required to be delivered pursuant to Section 6.01(c) in respect of such financial statements:

	Fixed	ABR	Commitment
Leverage Ratio	Rate Spread	Spread	Fee Rate
Less than 1.00 to 1.00	0.750%	0.000%	0.150%
Greater than or equal to 1.00 to 1.00 but less than 1.75 to 1.00	0.875%	0.000%	0.175%
Greater than or equal to 1.75 to 1.00 but less than 2.50 to 1.00	1.000%	0.000%	0.200%
Greater than or equal to 2.50 to 1.00	1.250%	0.250%	0.250%

          Each change in the Applicable Rate based on a change in the Current Information shall become effective on the date on which Current Information is delivered to the Lenders pursuant to Section 6.01 (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each Fiscal Year or the 90th day after the end of each Fiscal Year, as the case may be) and shall remain in effect until the next change to be effected pursuant to this paragraph. If any Current Information is not delivered within the time periods specified in Section 6.01, then, until such Current Information is delivered, the Leverage Ratio as of the end of the Rolling Period that would have been covered thereby shall, for the purposes of this definition, be deemed to be greater than or equal to 2.50 to 1.00.
          “EBITDA” means, as to any Person for any period, without duplication, the amount equal to the following calculated for such Person and its consolidated subsidiaries on a consolidated basis: net income determined in accordance with GAAP, plus to the extent deducted from net income, the sum of (a) Interest Expense, depreciation, amortization, income and franchise tax expenses, plus (b) one-time cash charges in an aggregate amount not to exceed an amount agreed to by the Lenders based upon existing facts and circumstances, plus (c) non-cash expenses associated with the issuance of employee stock options, minus (d) cash payments for such period that relate to prior period non-cash expenses previously added back pursuant to clause (c) above; provided that non-recurring, non-cash gains or losses and/or extraordinary gains or losses for any such period, including, but not limited to, gains or losses on the disposition of assets (other than in connection with the sale of assets from the lease fleet in the ordinary course of business) shall not be included in EBITDA. EBITDA will be adjusted on a pro forma basis (determined in accordance with GAAP) to give effect during applicable historical periods to Permitted Acquisitions as if any such Permitted Acquisition had been made at the beginning of the applicable period.
          “Fed Funds” when used in reference to any (i) Swingline Dollar Loan or (ii) other Loan or Borrowing which is converted in accordance with the terms of this Agreement to a Swingline Dollar Loan or Swingline Dollar Borrowing, refers to whether such Swingline Dollar Loan or other converted Loan, or the Swingline Dollar Loans or the other converted Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Federal Funds Effective Rate.
          “Interest Period” means (a) with respect to any Fixed Rate Borrowing, the period commencing on the date of such Borrowing and ending (i) seven days thereafter, or (ii) on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, in each case as the Borrower may elect, and (b) with respect to any Competitive Specified Rate Borrowing, the period (which shall not be less than seven days or more than 180 days) commencing on the date of such Borrowing and ending on the date specified in the applicable Competitive Bid Request; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Fixed Rate Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period (other than a seven day Interest Period) pertaining to a Fixed Rate Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “JPMorgan” means JPMorgan Chase Bank, N.A., in its individual capacity or as an Issuing Bank, as the case may be, and not as Administrative Agent.
          “Loan Documents” means this Agreement, the Notes, the Subsidiary Guaranties, the Letters of Credit, any Borrowing Request, any Interest Election Request, any Assignment and Acceptance, the Fee Letter, and all other agreements (including Hedging Agreements) relating to this Agreement, the Loans or the Lender Indebtedness entered into from time to time between or among the Borrower (or any or all of its Subsidiaries) and the Administrative Agent or any Lender (or, with respect to the Hedging Agreements, any Affiliates of any Lender), and any document delivered by the Borrower or any of its Subsidiaries in connection with the foregoing, as such documents, instruments or agreements may be amended, modified or supplemented from time to time.
          “Permitted Acquisition” means (a) in the event that after giving effect to any acquisition, the Leverage Ratio (as calculated pursuant to clause (b) of the definition thereof), on a pro forma basis, is less than 2.25 to 1.00, any acquisition by the Borrower or its Material Subsidiaries of the voting securities or other equity interests, or all or any portion of the assets of any Person, but only so long as no Default shall have occurred and be continuing at the time of (or would result from) such acquisition, or (b) in the event that after giving effect to any acquisition, the Leverage Ratio (as calculated pursuant to clause (b) of the definition thereof), on a pro forma basis, is equal to or greater than 2.25 to 1.00, any acquisition by the Borrower or its Material Subsidiaries of the voting securities or other equity interests, or all or substantially all of the assets, of any Person (or any division or product line of such Person), but only so long as (i) no Default shall have occurred and be continuing at the time of (or would result from) such acquisition, and (ii) the cash Dollar Amount for such acquisitions does not exceed in the aggregate, during any Fiscal Year of the Borrower, $100,000,000.
          “Permitted Investments” means:
     (a) obligations issued or directly and fully guaranteed or insured by the government of the United States of America (or by any agency or instrumentality thereof), in each case maturing within one year from the date of acquisition thereof;
     (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;
     (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

     (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
     (e) money market funds that (i) comply with the criteria set forth in Securities and Exchange Commission Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s, and (iii) have portfolio assets of at least $5,000,000,000;
     (f) money market funds of a Lender and/or its affiliates;
     (g) investments in auction rate securities with a rating of AAA or higher and a maximum maturity of one year, for which the reset date will be used to determine the maturity date; and
     (h) investments (in addition to those contemplated by clauses (a), (b), (c), (d), (e), (f) and (g) of this definition, but expressly excluding any repurchase of the stock or other securities of the Borrower) measured at cost on a cumulative basis from and after the date of this Agreement not exceeding, at any time, the greater of (i) $50,000,000, or (ii) 2.5% of the Borrower’s consolidated current assets as determined in accordance with GAAP.
          “Revolving Commitment Termination Date” means the earliest of: (a) April 20, 2011; (b) the date on which all of the Commitments are terminated in full or reduced to zero pursuant to Section 2.10; and (c) the date on which the Commitments otherwise are terminated in full and reduced to zero pursuant to the terms of Article VIII. Upon the occurrence of any event described in clause (b) or (c), the Commitments shall terminate automatically and without any further action.
          1.3 Deletion of Definitions. Section1.01 of the Credit Agreement is amended to delete therefrom the following definitions: “Bailee’s Letter,” “Certificate of Leverage Ratio Adjustment,” “Collateral,” “Collateral Agent,” “Excluded Collateral,” “Index Debt Ratings,” “Intercreditor Agreement,” “Security Agreement,” “Security Instruments,” “Security Threshold Rating Level,” “Trigger Event” and “UCC”.
          1.4 Amendment to Borrowing Amounts. Section 2.02(c) of the Credit Agreement is amended to read in full as follows:
     “(c) At the commencement of each Interest Period for any Fixed Rate Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitment or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.06(e). Subject to Section 2.04(d), each Competitive Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen Fixed Rate Borrowings outstanding under both the Revolving Loans and the Swingline Loans.”
          1.5 Amendment to Borrowing Request Provisions. Section 2.03(b) of the Credit Agreement is amended to delete the reference to “10:00 a.m.” contained therein, and insert in lieu thereof “11:00 a.m.”.
          1.6 Amendment to Swingline Provisions. Section 2.05 of the Credit Agreement is amended to read in full as follows:
     “SECTION 2.05 Swingline Loans.
     (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make advances in such Available Currency as the Borrower may request (each such advance, herein a “Swingline Loan”) to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate Dollar Amount of outstanding Swingline Loans exceeding $80,000,000; (ii) the aggregate Dollar Amount of outstanding Swingline Dollar Loans exceeding $30,000,000; (iii) the aggregate Dollar Amount of outstanding Foreign Currency Loans exceeding $50,000,000; (iv) the aggregate Dollar Amount of outstanding Euro Loans exceeding $50,000,000; (v) the aggregate Dollar Amount of outstanding Swiss Franc Loans exceeding $25,000,000; (vi) the aggregate Dollar Amount of outstanding Czech Koruna Loans exceeding $25,000,000; (vii) the aggregate Dollar Amount of outstanding Mexican Peso Loans exceeding $25,000,000; (viii) the aggregate Dollar Amount of outstanding English Pounds Sterling Loans exceeding $50,000,000; or (ix) the sum of the total Revolving Credit Exposures plus the aggregate principal amount of outstanding Competitive Loans exceeding the total Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
     (b) To request a Swingline Loan, the Borrower shall notify the Swingline Lender (with a copy to the Administrative Agent) of such request by telephone (confirmed by telecopy) (i) in the case of Swingline Dollar Borrowings, not later than 11:00 a.m., Dallas, Texas time, on the date of the proposed Borrowing, and (ii) in the case of Foreign Currency Borrowings, not later than 2:00 p.m., Dallas, Texas time, three Business Days before such Foreign Currency Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing

Request shall specify the following information in compliance with Section 2.02:
     (A) the aggregate amount of such Borrowing;
     (B) the date of such Borrowing, which shall be a Business Day;
     (C) the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period;”
     (D) the Available Currency in which such Borrowing is to be denominated; and
     (E) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.07.
     If no Interest Period is specified with respect to any requested Fixed Rate Swingline Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Each such notice shall be irrevocable. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Lender or by wire transfer, automated clearing house debit or interbank transfer to such other account, accounts or Persons as may be designated from time to time by the Borrower (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.06(e), by remittance to the applicable Issuing Bank) by 2:00 p.m., Dallas, Texas time, on the requested date of such Swingline Loan.
     (c) Subject to Section 2.15, each Swingline Borrowing shall be comprised entirely of Fixed Rate Loans (other than Swingline Dollar Loans which shall be Fed Funds Loans) denominated in either Dollars, Euros, Swiss Francs, Czech Korunas, Mexican Pesos or English Pounds Sterling as the Borrower may request in accordance herewith. The Swingline Lender at its option may make any Swingline Loan by causing any domestic or foreign branch or Affiliate of such Swingline Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
     (d) At the time that each Swingline Borrowing is made, such Borrowing shall be in aggregate amount that is not less than $500,000. Borrowings of more than one Class may be outstanding at the same time; provided that there shall not at any time be more than a total of fifteen Fixed Rate Borrowings outstanding under both the Revolving Loans and the Swingline Loans.

     (e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Commitment Termination Date.
     (f) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, Dallas, Texas time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate Dollar Amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Revolving Lender’s Revolving Credit Percentage of such Swingline Loan or Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent in Dollars, for the account of the Swingline Lender, the Dollar Amount of such Revolving Lender’s Revolving Credit Percentage of such Swingline Loan or Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this Section 2.05(f) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this Section 2.05(f) by wire transfer of Dollars in immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Revolving Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. Upon the funding of a participation under this Section 2.05(f) in any Foreign Currency Loan, the portion of such Loans so funded shall be converted to Dollar Swingline Loans accruing interest as Fed Funds Loans but JPMorgan’s Revolving Credit Percentage of such Loans shall remain as an applicable Foreign Currency Loan. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this Section 2.05(f), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this Section 2.05(f) and to the Swingline Lender, as their interests may appear;

provided, that, any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this Section 2.05(f) shall not relieve the Borrower of any default in the payment thereof.
     (g) The Swingline Lender may request that any Swingline Loan made hereunder be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to the Swingline Lender a promissory note payable to the order of the Swingline Lender and in a form approved by the Administrative Agent and the Swingline Lender.”
          1.7 Amendment to Interest Election Provisions. The proviso contained in the first sentence of Section 2.08(a) of the Credit Agreement is amended to read in full as follows:
     “provided, that, the Available Currency applicable to all Fixed Rate Revolving Borrowings shall only be Dollars.”
          1.8 Amendment to Application of Proceeds Provision. Section 2.10(b) of the Credit Agreement is amended to read in full as follows:
     “(b) In the event the Borrower shall receive Net Cash Proceeds from any Asset Disposition or any Debt Offering, an amount equal to seventy-five percent (75%) of such Net Cash Proceeds shall be applied on such date to the reduction of the Revolving Commitments as set forth in Section 2.12(e); provided, that, in the event the Borrower shall have provided the Administrative Agent with a Reinvestment Notice prior to the consummation of any Asset Disposition, then, on the first Business Day following the end of the Reinvestment Period applicable thereto, such Net Cash Proceeds that have not been applied during such Reinvestment Period to acquire assets or for other purposes useful in the Borrower’s business (as described in Section 3.16 hereof) shall be applied on such date to the reduction of the Revolving Commitments as set forth in Section 2.12(e).”
          1.9 Amendment to Repayment Provisions. Section 2.11(a)(iii) of the Credit Agreement is amended to read in full as follows:
     “(iii) to the Swingline Lender, the unpaid amount of each Swingline Loan on the Revolving Commitment Termination Date.”
          1.10 Amendment to Prepayment Provisions. Section 2.12 of the Credit Agreement is amended to read in full as follows:
     “SECTION 2.12 Prepayment of Loans; Application of Prepayments.

     (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part; provided that (i) each prepayment pursuant to this Section 2.12(a) shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (ii) each prepayment pursuant to this Section 2.12(a) shall be subject to prior notice in accordance with paragraph (d) of this Section 2.12, (iii) the Borrower shall pay any and all costs and expenses due to the Lenders pursuant to Section 2.17 at the time of such prepayment, and (iv) the Borrower shall not have the right to prepay any Competitive Loan without the prior consent of the Lender thereof.
     (b) The Borrower shall, from time to time, upon demand of the Administrative Agent, prepay the Revolving Loans in such amounts as shall be necessary so that at all times the sum of the Dollar Amount of the Aggregate Revolving Credit Exposure plus the aggregate principal amount of outstanding Competitive Loans is equal to or less than the Aggregate Revolving Commitment. In addition, if, and in any event that, (i) the Swingline Loans exceed a Dollar Amount of $80,000,000, (ii) the Swingline Dollar Loans exceed a Dollar Amount of $30,000,000, (iii) the Foreign Currency Loans exceed a Dollar Amount of $50,000,000, (iv) the Euro Loans exceed a Dollar Amount of $50,000,000, (v) the Swiss Franc Loans exceed a Dollar Amount of $25,000,000, (vi) the Czech Koruna Loans exceed a Dollar Amount of $25,000,000, (vii) the Mexican Peso Loans exceed a Dollar Amount of $25,000,000, or (viii) the English Pounds Sterling Loans exceed a Dollar Amount of $50,000,000, the Borrower shall promptly repay to the Administrative Agent (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.06(j)) in each case an amount equal to the applicable excess.
     (c) At any time the Borrower becomes obligated to prepay all or part of the Senior Unsecured Notes, the Borrower shall, prior to any prepayment of the Senior Unsecured Notes, prepay the Loans and reduce the Commitments in full.
     (d) The Borrower shall notify the Administrative Agent (and, in the case of a prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Fixed Rate Borrowing, not later than 11:00 a.m., Dallas, Texas time, three Business Days before the date of prepayment, and (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., Dallas, Texas time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid (which amount shall be in a minimum principal amount of $5,000,000 and in $1,000,000 increments in excess thereof, provided that Swingline Loans may be prepaid in any amount); provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.10(d), then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.10(d). Promptly following receipt of any such notice relating to a Borrowing (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.14.
     (e) Amounts to be applied in connection with Revolving Commitment reductions made pursuant to Section 2.10(b) shall be applied to reduce permanently the Revolving Commitments, any such reduction to be applied proportionately to the Revolving Commitment of each Lender. Any such reduction of the Revolving Commitment shall be accompanied by a prepayment of the Revolving Loans to the extent required by Section 2.12(b). Subject to the terms hereof, each prepayment of Loans and reduction of the Revolving Commitment shall be made ratably among the Lenders in accordance with their Revolving Commitments. The application of any prepayment of the Loans shall be applied first to ABR Loans and then to Fixed Rate Loans next maturing.”
          1.11 Amendment to Interest Provision. Section 2.14(d) of the Credit Agreement is amended to read in full as follows:
     “(d) Subject to Section 10.13, the Swingline Dollar Loans shall bear interest at the Federal Funds Effective Rate in effect from day to day plus 2%.”
          1.12 Amendment to General Payment Provisions. Section 2.19(b) of the Credit Agreement is amended to delete from such section the parenthetical “(including proceeds from the realization upon the Collateral)”.
          1.13 Amendment to Properties Representation. Sections 3.05(a) and 3.05(b) of the Credit Agreement are amended to delete from such sections the parenthetical “(including its Collateral)”.
          1.14 Amendment to Use of Proceeds Provision. The last sentence of Section 3.15 of the Credit Agreement is amended to read in full as follows:
     “Notwithstanding the foregoing, proceeds of a Loan may be used to purchase margin stock in a Permitted Acquisition and for repurchases of treasury stock (to the extent permitted by the terms of Section 7.06), in each case if, after applying the proceeds of the applicable Loan, such Loan can be made in compliance with Regulation U of the Board of Governors of the Federal Reserve System.”

          1.15 Amendment to Security Article. Article V of the Credit Agreement is amended to read in full as follows:
     “ARTICLE V
     [Intentionally Deleted].”
          1.16 Amendment to Reporting Covenant. Section 6.01(f) of the Credit Agreement is amended to read in full as follows:
     “(f) promptly upon (i) the creation of any Material Subsidiary, (ii) any Person otherwise becoming a Material Subsidiary, or (iii) determination that any Subsidiary has become a Material Subsidiary, (A) a Subsidiary Guaranty duly executed by such Material Subsidiary, and (B) such resolutions, member or partner consents, certificates, legal opinions and such other related documents as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent;”
          1.17 Amendment to Notice Covenant. Section 6.02(f) of the Credit Agreement is amended to read in full as follows:
     “(f) [intentionally deleted].”
          1.18 Amendment to Inspection Covenant. Section 6.06 of the Credit Agreement is amended to delete the words “the Collateral Agent” from such section.
          1.19 Amendment to Compliance with Security Instruments Covenant. Section 6.10 of the Credit Agreement is amended to read in full as follows:
     “SECTION 6.10 [Intentionally Deleted].”
          1.20 Amendment to Further Assurances Covenant. Section 6.11 of the Credit Agreement is amended to read in full as follows:
     “SECTION 6.11 Further Assurances. The Borrower will, and will cause each of its Subsidiaries to, cure promptly any defects in the creation and issuance of the Notes, and the execution and delivery of the Loan Documents, including this Agreement. The Borrower at its expense will, as promptly as practical, execute and deliver to the Administrative Agent or the Issuing Bank upon request all such other and further documents, agreements and instruments (or cause any of its Subsidiaries (as applicable) to take such action) in compliance with or performance of the covenants and agreements of the Borrower and its Subsidiaries in the Loan Documents, including this Agreement, or to correct any omissions in the Loan Documents, or to file any notices, or obtain any consents, all as may be necessary or appropriate in connection therewith.”

          1.21 Amendment to Lien Covenant. Section 7.02(a) of the Credit Agreement is amended to read in full as follows:
          “(a) Permitted Encumbrances;”.
          1.22 Amendment to Fundamental Changes Covenant. Section 7.03(a) of the Credit Agreement is amended to read in full as follows:
     “(a) Except as otherwise set forth herein, the Borrower will not, and will not permit any Subsidiary to, (i) merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it; (ii) except for (A) sales of inventory in the ordinary course of business, (B) the sale of assets described on Schedule 7.03 (or the sale of the voting securities or other equity interests of Subsidiaries whose only substantial assets are those described on Schedule 7.03), and (C) in addition to the sales otherwise expressly permitted hereunder, the sale of all or any interest in one or more assets including all or any interest in Subsidiaries, to the extent the book value of such interest or interests, measured on a cumulative basis from and after the date of this Agreement, does not exceed a Dollar Amount equal to five percent (5%) of the Borrower’s consolidated current assets (as determined in accordance with GAAP) at any time, sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, whether now owned or hereafter acquired, provided, that, the cap restriction provided in this clause (ii)(C) shall not apply to the sale of assets for which the Borrower has delivered to the Administrative Agent a Reinvestment Notice; or (iii) liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (A) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (B) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary, (C)(i) the Borrower may sell, transfer, lease or otherwise dispose of its assets to any Subsidiary, and (ii) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or any other Subsidiary, and (D) any Subsidiary may merge into or consolidate with a third party or liquidate or dissolve if the Borrower determines in good faith that such merger, liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 7.04.”
          1.23 Amendment to Restricted Payments Covenant. Section 7.06 of the Credit Agreement is amended to read in full as follows:
     “SECTION 7.06 Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except (a) the Borrower may declare and pay dividends with respect to its capital stock payable solely in additional shares of its common stock, (b) Subsidiaries may declare and pay dividends ratably with respect to their capital stock, (c) the Borrower may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Borrower and its Subsidiaries, including, without limitation, pursuant to any severance packages for management or employees of the Borrower and its Subsidiaries and approved by the Board of Directors of the Borrower, (d) provided that after giving effect to any payment, the Leverage Ratio (as calculated pursuant to clause (b) of the definition thereof), on a pro forma basis, is (i) less than 2.25 to 1.00, the Borrower may declare and pay dividends, but only so long as no Default shall have occurred and be continuing at the time of (or would result from) such payment, and (ii) equal to or greater than 2.25 to 1.00, the Borrower may, for each Fiscal Year, declare and pay dividends in an aggregate amount equal to the greater of (A) $30,000,000, or (B) 50% of the Borrower’s consolidated net income (determined in accordance with GAAP) for such Fiscal Year, but only so long as no Default shall have occurred and be continuing at the time of (or would result from) such payment, and (e) provided that after giving effect to any repurchase, the Leverage Ratio (as calculated pursuant to clause (b) of the definition thereof), on a pro forma basis, is (i) less than 2.25 to 1.00, the Borrower may repurchase treasury stock, but only so long as no Default shall have occurred and be continuing at the time of (or would result from) such repurchase, and (ii) equal to or greater than 2.25 to 1.00, the Borrower may repurchase treasury stock, but only so long as (A) no Default shall have occurred and be continuing at the time of (or would result from) such repurchase, and (B) the cash Dollar Amount of such repurchases does not exceed in the aggregate, during any Fiscal Year of the Borrower, $25,000,000.”
          1.24 Amendment to Restrictive Agreements Covenant. Section 7.08 of the Credit Agreement is amended to delete the words “or the Collateral Agent” from such section.
          1.25 Amendment to Financial Covenant. Section 7.09(b) of the Credit Agreement is amended to read in full as follows:
     “(b) The Borrower will not permit the Leverage Ratio to be greater than 3.00 to 1.00 at any time.”
          1.26 Amendments to Events of Default.
          (a) Clauses (n), (o) and (p) of Article VIII of the Credit Agreement are amended to read in full as follows:
     “(n) [intentionally deleted];

     (o) any Subsidiary Guaranty shall for any reason cease to be in full force and effect and valid, binding and enforceable in accordance with its terms after its date of execution, or the Borrower or any of its Subsidiaries shall so state in writing;
     (p) [intentionally deleted]; or”.
          (b) The last paragraph of Article VIII of the Credit Agreement is amended by deleting the last sentence thereof in its entirety.
          1.27 Amendments to Agent Provisions.
          (a) The first paragraph of Article IX of the Credit Agreement is amended by deleting the last sentence thereof in its entirety.
          (b) The first parenthetical contained in the third paragraph of Article IX of the Credit Agreement is amended to read in full as follows:
     “(or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02)”.
          1.28 Amendment to Amendment Provisions. Section 10.02(b) of the Credit Agreement is amended to read in full as follows:
     “(b) Neither this Agreement nor any of the Loan Documents nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Revolving Commitment of any Lender or the aggregate amount of any credit extension required to be made by any Revolving Lender pursuant to its Commitment and the terms of this Agreement, in each case without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Revolving Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.19(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly affected thereby, (v) release any Material Subsidiary from its obligations under its Subsidiary Guaranty, without the written consent of each Lender, (vi) waive any of the conditions set forth in Section 4.01 to the making of the Loans without the consent of each Lender affected thereby, or (vii) change any of the provisions of this Section 10.02(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender directly affected thereby; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of any Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of such Agent, the Issuing Bank or the Swingline Lender, as the case may be.”
          1.29 Exhibits. Exhibit G, Exhibit H and Exhibit J to the Credit Agreement are each amended to read in full as follows:
     “[Intentionally Deleted]”.
     Section 2. Effectiveness of Amendment. This Second Amendment shall be effective automatically and without the necessity of any further action by the Administrative Agent, the Borrower or any Lender when counterparts hereof have been executed by the Administrative Agent, the Borrower and each Lender, and each of the following conditions to the effectiveness hereof have been satisfied:
          (a) the representations and warranties contained herein and in all other Loan Documents, as amended hereby, shall be true and correct in all material respects as of the Effective Date as if made on the Effective Date, except for such representations and warranties limited by their terms to a specific date;
          (b) after giving effect to this Second Amendment, no Default or Event of Default shall exist; and
          (c) all proceedings taken in connection with the transactions contemplated by this Second Amendment and all documentation and other legal matters incident thereto shall be satisfactory to the Administrative Agent and its counsel.
     Section 3. Representations and Warranties of the Borrower. To induce the Lenders and the Administrative Agent to enter into this Second Amendment, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders as follows:
          3.1 Reaffirmation of Representations and Warranties. Each representation and warranty of the Borrower contained in the Credit Agreement and the other Loan Documents is true and correct on the date hereof after giving effect to the amendments set forth in Section 1 hereof.
          3.2 Due Authorization, No Conflicts. The execution, delivery and performance by the Borrower of this Second Amendment are within the Borrower’s corporate powers, have been duly authorized by necessary action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not violate or constitute a default under any provision of applicable law or any material agreement binding upon the Borrower or its Subsidiaries, or result in the creation or imposition of any Lien upon any of the assets of the Borrower or its Subsidiaries except for Permitted Encumbrances.

          3.3 Validity and Binding Effect. This Second Amendment constitutes the valid and binding obligations of the Borrower enforceable in accordance with its terms, except as (a) the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditor’s rights generally, and (b) the availability of equitable remedies may be limited by equitable principles of general application.
          3.4 No Defenses. The Borrower has no defenses to payment, counterclaim or rights of set-off with respect to the indebtedness, obligations and liabilities of the Borrower under the Loan Documents existing on the date hereof.
          3.5 Absence of Defaults. After giving effect to the amendments set forth in Section 1 hereof, neither a Default nor an Event of Default has occurred which is continuing.
     Section 4. Miscellaneous.
          4.1 Reaffirmation of Loan Documents. Any and all of the terms and provisions of the Credit Agreement and the other Loan Documents shall, except as amended and modified hereby, remain in full force and effect. The Borrower hereby agrees that the amendments and modifications herein contained shall in no manner adversely affect or impair the indebtedness, obligations and liabilities of the Borrower under the Loan Documents.
          4.2 Parties in Interest. All of the terms and provisions of this Second Amendment shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.
          4.3 Counterparts. This Second Amendment may be executed in counterparts, and all parties need not execute the same counterpart; however, no party shall be bound by this Second Amendment until counterparts hereof have been executed by the Borrower and each Lender. Facsimiles shall be effective as originals.
          4.4 Complete Agreement. THIS SECOND AMENDMENT, THE CREDIT AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND THEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN OR AMONG THE PARTIES.
          4.5 Headings. The headings, captions and arrangements used in this Second Amendment are, unless specified otherwise, for convenience only and shall not be deemed to limit, amplify or modify the terms of this Second Amendment, nor affect the meaning thereof.
     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed by their respective Authorized Officers on the date and year first above written.
[Signature Pages Follow]

SIGNATURE PAGE
TO
SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT
BY AND AMONG
TRINITY INDUSTRIES, INC.
JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT
AND THE FINANCIAL INSTITUTIONS PARTIES THERETO AS LENDERS

TRINITY INDUSTRIES, INC.

By:

Name:

Title:

[Signature Page]

SIGNATURE PAGE
TO
SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT
BY AND AMONG
TRINITY INDUSTRIES, INC.
JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT
AND THE FINANCIAL INSTITUTIONS PARTIES THERETO AS LENDERS

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent

By:

Name:

Title:

[Signature Page]

SIGNATURE PAGE
TO
SECOND AMENDMENT TO SECOND AMENDED AND RESTATED CREDIT AGREEMENT
BY AND AMONG
TRINITY INDUSTRIES, INC.
JPMORGAN CHASE BANK, N.A., AS ADMINISTRATIVE AGENT
AND THE FINANCIAL INSTITUTIONS PARTIES THERETO AS LENDERS

as a Lender

By:

Name:

Title:

[Signature Page]